Exhibit 99.1

AMETEK ANNOUNCES RECORD FOURTH QUARTER AND

FULL YEAR RESULTS

-	Reports fourth quarter sales up 11% over prior year
-	Reports GAAP earnings of $0.91 per diluted share; delivers adjusted earnings of $0.86 per diluted share, up 23% over 2017 adjusted earnings
-	Provides 2019 adjusted earnings guidance of $3.95 to $4.05 per diluted share

BERWYN, PA, FEBRUARY 5, 2019 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the fourth quarter and full year ended December 31, 2018.

AMETEK’s fourth quarter 2018 sales were a record $1.27 billion, up 11% compared to the fourth quarter of 2017, with organic sales growth of 5%. Operating income increased 14% to a record $282.0 million, and operating margins expanded to 22.2%, up 50 basis points over the prior year’s adjusted results.

On a GAAP basis, fourth quarter earnings per diluted share were $0.91. Excluding an after-tax gain of $11.8 million, or $0.05 per diluted share, related to the finalization of the impact of the 2017 Tax Cuts and Jobs Act, fourth quarter earnings were $0.86 per diluted share, an increase of 23% over the prior year’s adjusted earnings. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK completed an outstanding year with record results in the fourth quarter,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Our businesses again delivered strong organic sales growth and outstanding operating performance driving robust sales and earnings growth in the quarter.”

“Additionally, our businesses continue to generate excellent levels of cash flow with operating cash flow in the fourth quarter a record $296 million,” added Mr. Zapico. “We remain focused on deploying our free cash flow on strategic acquisitions having deployed a record $1.1 billion of capital on acquisitions in 2018, including $750 million on three acquisitions in the fourth quarter. We also deployed $364 million on share repurchases in the quarter.”

For the full year, AMETEK’s sales were a record $4.8 billion, an increase of 13% over 2017, and organic sales growth was 7%. Operating income in 2018 was a record $1.08 billion, up 16%, and operating income margins were 22.2%, expanding 70 basis points over 2017’s adjusted results.

On a GAAP basis, earnings were $3.34 per diluted share. Excluding the after-tax gain of $0.05 per diluted share, 2018 earnings were $3.29 per diluted share, a 26% increase over 2017’s adjusted earnings.

Electronic Instruments Group (EIG)

Fourth quarter EIG sales were a record $826.0 million, up 11% over the fourth quarter of 2017. EIG operating income was a record $214.6 million in the quarter, up 11% over the prior-year period’s adjusted results, and operating margins were 26.0%.

“EIG finished the year with an outstanding fourth quarter, delivering excellent sales and operating income growth. In addition to solid organic growth and excellent operating performance, we completed five acquisitions across EIG in 2018,” noted Mr. Zapico.

Electromechanical Group (EMG)

EMG sales in the fourth quarter were $445.3 million, up 11% over the same quarter in 2017. EMG’s fourth quarter operating income was $85.8 million, an 18% increase, and operating margins were 19.3%, expanding 110 basis points over the prior year’s adjusted results.

“EMG also capped the year with exceptional results in the fourth quarter. Sales grew by double digits on strong, broad-based organic sales growth and contributions from the acquisition of FMH Aerospace. EMG continues to deliver excellent results through our Operational Excellence initiatives, which resulted in a sharp increase in operating income during the quarter,” commented Mr. Zapico.

2019 Outlook

Going forward, AMETEK will report and provide guidance on an adjusted diluted earnings per share basis that adds back non-cash, after-tax, acquisition related intangible amortization. The company believes this non-GAAP measure provides investors with a better understanding of its cash flows and core operating results and aligns more comparably to AMETEK’s acquisitive peer companies. A reconciliation of our GAAP to non-GAAP results and guidance will be included in financial tables accompanying our press releases.

“Our businesses delivered outstanding performance in 2018, positioning us well for continued success in 2019. The AMETEK Growth Model, which combines our four growth strategies of operational excellence, new product development, global and market expansion, and strategic acquisitions, along with a disciplined focus on cash generation and capital deployment continues to provide a scalable platform to drive long-term, sustainable growth,” noted Mr. Zapico.

“In 2019, we expect overall sales to be up high single digits on a percentage basis compared to 2018, driven by contributions from recent acquisitions, and 3% to 5% organic sales growth. On a GAAP basis, full year earnings per diluted share are expected to be in the range of $3.52 to $3.62. Adjusted earnings per diluted share are expected to be in the range of $3.95 to $4.05, an increase of 8% to 11% over the prior year’s comparable basis,” he added.

“For the first quarter of 2019, sales are expected to be up high single digits on a percentage basis compared to the prior-year. On a GAAP basis, earnings per diluted share are expected to be in the range of $0.84 to $0.86. Adjusted earnings per diluted share are anticipated to be in the range of $0.95 to $0.97, up 9% to 11% over the prior year comparable basis,” concluded Mr. Zapico.

Conference Call

AMETEK will webcast its fourth quarter 2018 investor conference call on Tuesday, February 5, 2019, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with sales of approximately $5.0 billion. AMETEK’s growth model is based on four key strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net sales	$1,271,328	$1,143,085	$4,845,872	$4,300,170

Operating expenses:
Cost of sales	835,268	769,650	3,186,310	2,861,370
Selling, general and administrative	154,040	146,849	584,022	535,180

Total operating expenses	989,308	916,499	3,770,332	3,396,550

Operating income	282,020	226,586	1,075,540	903,620
Other expenses:
Interest expense	(20,319)	(24,252)	(82,180)	(98,029)
Other, net	(2,931)	(4,809)	(5,615)	(8,862)

Income before income taxes	258,770	197,525	987,745	796,729
Provision (benefit) for income taxes	47,250	(41,007)	209,812	115,259

Net income	$211,520	$238,532	$777,933	$681,470

Diluted earnings per share	$0.91	$1.03	$3.34	$2.94

Basic earnings per share	$0.92	$1.03	$3.37	$2.96

Weighted average common shares outstanding:
Diluted shares	231,333	232,534	232,712	231,845

Basic shares	229,611	230,770	230,823	230,229

Dividends per share	$0.14	$0.09	$0.56	$0.36

AMETEK, Inc.

Information by Business Segment

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net sales:
Electronic Instruments	$826,034	$741,516	$3,028,959	$2,690,554
Electromechanical	445,294	401,569	1,816,913	1,609,616

Consolidated net sales	$1,271,328	$1,143,085	$4,845,872	$4,300,170

Income:
Segment operating income:
Electronic Instruments	$214,641	$189,642	$782,144	$671,646
Electromechanical	85,846	60,758	363,765	306,779

Total segment operating income	300,487	250,400	1,145,909	978,425
Corporate administrative and other expenses	(18,467)	(23,814)	(70,369)	(74,805)

Consolidated operating income	$282,020	$226,586	$1,075,540	$903,620

AMETEK, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	December 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$353,975	$646,300
Receivables, net	732,839	668,176
Inventories, net	624,744	540,504
Other current assets	124,586	79,675

Total current assets	1,836,144	1,934,655

Property, plant and equipment, net	554,130	493,296
Goodwill	3,612,033	3,115,619
Other intangibles, investments and other assets	2,659,981	2,252,494

Total assets	$8,662,288	$7,796,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$358,876	$308,123
Accounts payable and accruals	899,828	830,540

Total current liabilities	1,258,704	1,138,663

Long-term debt, net	2,273,837	1,866,166
Deferred income taxes and other long-term liabilities	887,825	763,602
Stockholders’ equity	4,241,922	4,027,633

Total liabilities and stockholders’ equity	$8,662,288	$7,796,064

AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
EIG Segment operating income (GAAP)	$214,641	$189,642	$782,144	$671,646
Realignment costs	—	4,534	—	4,534

Adjusted EIG Segment operating income (Non-GAAP)	$214,641	$194,176	$782,144	$676,180

EMG Segment operating income (GAAP)	$85,846	$60,758	$363,765	$306,779
Realignment costs	—	12,252	—	12,252

Adjusted EMG Segment operating income (Non-GAAP)	$85,846	$73,010	$363,765	$319,031

Operating income (GAAP)	$282,020	$226,586	$1,075,540	$903,620
Realignment costs	—	16,786	—	16,786
Charitable donations	—	5,000	—	5,000

Adjusted Operating income (Non-GAAP)	$282,020	$248,372	$1,075,540	$925,406

Provision for income taxes (GAAP)	$47,250	$(41,007)	$209,812	$115,259
Income tax benefit on realignment costs	—	3,821	—	3,821
Income tax benefit on charitable donations	—	1,885	—	1,885
Net deferred tax revaluation due to Tax Reform(1)	1,422	185,781	1,422	185,781
Deemed repatriation of foreign earnings due to Tax Reform(1)	10,398	(94,191)	10,398	(94,191)

Adjusted provision for income taxes (Non-GAAP)	$59,070	$56,289	$221,632	$212,555

Net income (GAAP)	$211,520	$238,532	$777,933	$681,470
Realignment costs	—	12,965	—	12,965
Charitable donations	—	3,115	—	3,115
Net deferred tax revaluation due to Tax Reform(1)	(1,422)	(185,781)	(1,422)	(185,781)
Deemed repatriation of foreign earnings due to Tax Reform(1)	(10,398)	94,191	(10,398)	94,191

Adjusted Net income (Non-GAAP)	$199,700	$163,022	$766,113	$605,960

Diluted earnings per share (GAAP)	$0.91	$1.03	$3.34	$2.94
Realignment costs	—	0.07	—	0.07
Income tax benefit on realignment costs	—	(0.02)	—	(0.02)
Charitable donations	—	0.02	—	0.02
Income tax benefit on charitable donations	—	(0.01)	—	(0.01)
Net deferred tax revaluation due to Tax Reform(1)	(0.01)	(0.80)	(0.01)	(0.80)
Deemed repatriation of foreign earnings due to Tax Reform(1)	(0.04)	0.41	(0.04)	0.41

Adjusted Diluted earnings per share (Non-GAAP)	$0.86	$0.70	$3.29	$2.61

EIG Segment operating margin (GAAP)	26.0%	25.6%	25.8%	25.0%
Realignment costs	—	0.6	—	0.1

Adjusted EIG Segment operating margin (Non-GAAP)	26.0%	26.2%	25.8%	25.1%

EMG Segment operating margin (GAAP)	19.3%	15.1%	20.0%	19.1%
Realignment costs	—	3.1	—	0.8

Adjusted EMG Segment operating margin (Non-GAAP)	19.3%	18.2%	20.0%	19.9%

Operating income margin (GAAP)	22.2%	19.8%	22.2%	21.0%
Realignment costs	—	1.5	—	0.4
Charitable donations	—	0.4	—	0.1

Adjusted Operating income margin (Non-GAAP)	22.2%	21.7%	22.2%	21.5%

Effective tax rate (GAAP)	18.3%	(20.8)%	21.2%	14.5%
Realignment costs	—	(0.2)	—	(0.1)
Charitable donations	—	0.3	—	0.1
Net deferred tax revaluation due to Tax Reform(1)	0.5	94.1	0.1	23.3
Deemed repatriation of foreign earnings due to Tax Reform(1)	4.0	(47.7)	1.1	(11.8)

Adjusted Effective tax rate (Non-GAAP)	22.8%	25.7%	22.4%	26.0%

AMETEK, Inc.

Reconciliations of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	Forecasted Diluted Earnings Per Share
	Three Months Ended			Year Ended
	March 31,			December 31,
	Low	High		Low	High
	2019	2019	2018	2019	2019	2018
Diluted earnings per share (GAAP)	$0.84	$0.86	$0.78	$3.52	$3.62	$3.34
Pretax amortization of acquisition-related intangible assets	0.14	0.14	0.12	0.57	0.57	0.49
Income tax benefit on amortization of acquisition-related intangible assets	(0.03)	(0.03)	(0.03)	(0.14)	(0.14)	(0.12)
Net deferred tax revaluation due to Tax Reform (1)	—	—	—	—	—	(0.01)
Deemed repatriation of foreign earnings due to Tax Reform (1)	—	—	—	—	—	(0.04)

Adjusted Diluted earnings per share (Non-GAAP)	$0.95	$0.97	$0.87	$3.95	$4.05	$3.66

(1) - These amounts, which are based on reasonable estimates, will require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company’s assumptions change, or as further information and interpretations become available.

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.

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